Exhibit 8.1

List of Principal Subsidiaries

Name of Subsidiaries	Jurisdiction of Incorporation
TOPTOYO INVESTMENT PTE. LTD.	Singapore
TOYO Solar Company Limited	Vietnam
TOYO Holdings LLC	Delaware, U.S.
TOYO America LLC	Delaware, U.S.
TOYO Solar LLC	Delaware, U.S.
TOYO Solar Texas LLC	Texas, U.S.
TOYO SOLAR (SINGAPORE) PTD. LTD	Singapore
TOYO SOLAR MANUFACTURING ONE MEMBER PRIVATE LIMITED COMPANY	Ethiopia
TOYO CHINA CO., LTD.	China
TOYO ENERGY LLC	Delaware, U.S.
TOYO SOLAR CLEAN ENERGY COMPANY LIMITED	Vietnam